UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 9, 2005

PUBLIC MEDIA WORKS, INC.

A Delaware Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	000-29901	98-0020849
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

14759 Oxnard Street

Van Nuys, California 91411

(Address of principal executive offices)

818-904-9029

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Shaun D.C. Edwardes has resigned from the Board of Directors and as the Acting Chief Financial Officer of Public Media Works, Inc. (the “Company”) effective as of August 9, 2005. Mr. Edwardes’ resignation is not due to any disagreement with the Company.

Effective as of August 9, 2005, the Board of Directors of the Company appointed Thomas A. Szabo as Acting Chief Financial Officer of the Company.

Mr. Szabo has served as Chairman and Chief Executive Officer to the Company since August 30, 2003. From November 1, 2002 to the date of its merger, he served as Chief Executive Officer and Chairman to Public Media Works, Inc. its predecessor. From May 1997 to June 2002, Mr. Szabo served as Chairman and Chief Executive Officer to Digital On-Demand, Inc., and interactive digital entertainment network. Mr. Szabo also served on the Board of Directors of Alliance Entertainment Corp., a privately held global entertainment distributor, from August 2000 until the purchase of Alliance Entertainment by Source Interlink Companies in March 2005. In addition, Mr. Szabo serves as Chairman of Telanetix, Inc, a privately held real-time interactive network for business and entertainment communication, a position he has held since June 2002. Mr. Szabo also currently serves on the Board of Directors of Digital On-Demand, Inc. Mr. Szabo is not related to any of the other officers or directors of the Company.

Mr. Szabo owns a 33% interest in Carpool Partners LLC. The Company and Carpool Partners LLC entered into an exclusive production agreement in October 2004 for the funding and production of the movie, “Carpool Guy.” Pursuant to the terms of the agreement, Carpool Partners LLC owns 60%, and the Company owns 40%, of the final production of the movie.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PUBLIC MEDIA WORKS, INC.

Dated: August 15, 2005	By:	/s/ Thomas A. Szabo
Thomas A. Szabo
Chief Executive Officer